Grant Thornton LLP 500 108th Avenue NE Suite 2500 Bellevue, WA 98004 T 425 284 4454 www.GrantThornton.com Grant Thornton LLP U.S. member firm of Grant Thornton International Ltd May 7, 2026 Dear Directors: We are providing this letter solely for inclusion as an exhibit to BioLife Solutions, Inc. (the “Company”") Form 10-Q filing pursuant to Item 601 of Regulation S-K. As stated in Note 1 to the unaudited condensed consolidated financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026, the Company changed its accounting for its inventories from the first, in first out method and specific identification of cost method to all inventory being valued using the weighted average costing method. Note 1 also states management’s belief that the newly adopted accounting principle is preferable in the circumstances because it provides a consistent, uniform costing method for all inventories across the Company and improves comparability with peers. With regard to the aforementioned accounting change, it should be understood that authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method and, in expressing our concurrence below, we have relied on management’s business planning and judgment and on management’s determination that this change in accounting principle is preferable. Based on our reading of management’s stated reasons and justification for this change in accounting principle in the Form 10-Q, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that the newly adopted method of accounting is preferable in the Company’s circumstances. We have not audited the application of the aforementioned accounting change to the financial statements included in Part I of the Company’s Form 10-Q. We also have not audited any consolidated financial statements of the Company as of any date or for any period subsequent to December 31, 2025. Accordingly, we do not express an opinion on whether the accounting for the change in accounting principle has been properly applied or whether the aforementioned financial statements are fairly presented in conformity with accounting principles generally accepted in the United States of America. Board of Directors BioLife Solutions, Inc. 3303 Monte Villa Parkway Suite 310 Bothell, WA 98021

Grant Thornton LLP U.S. member firm of Grant Thornton International Ltd 2 Sincerely, /s/ GRANT THORNTON LLP Bellevue, WA